September 2015 MSELN-185-C Registration Statement No. 333-203433 Dated September 22, 2015 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Autocallable Buffered PLUS Based on a Basket of Three Equity Indices due October 3, 2018
Autocallable Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Autocallable Buffered PLUS (the “securities,” or the “Buffered PLUS”) are senior unsecured obligations of Royal Bank of Canada, do not pay interest, provide a minimum payment at maturity of only 11.70% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  If the closing value of the basket on the interim valuation date is greater than or equal to 115% of the initial basket value, the securities will be automatically redeemed for a cash payment of $11.50 per security, or 115% of the stated principal amount.  If the securities are not automatically redeemed prior to maturity and if the value of the basket has increased as of the final valuation date, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket.  However, if the value of the basket does not change or has decreased, (i) if the value of the basket is greater than or equal to the buffer value, investors will receive the stated principal amount of their investment, or (ii) if the value of the basket is less than the buffer value, investors will lose 1% for every 1% decline in the basket from the pricing date to the final valuation date by more than 11.70%, subject to the minimum payment of 11.70% of the stated principal amount.  The securities are for investors who seek a return linked to the three basket components, who are willing to have the securities redeemed prior to maturity, and if the securities are not redeemed early, who are willing to risk their principal and forgo current income in exchange for the leverage feature, and the limited protection against loss.  Investors may lose up to 88.30% of their initial investment in the securities.  The securities are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program.  All payments on the securities are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of three indices (each, an “Index” or a “basket component”) weighted as set forth in the table below.
Basket components	Bloomberg symbols	Component weightings	Initial component levels*
EURO STOXX 50® Index (“SX5E”)	SX5E	50%
Dow Jones Industrial AverageSM (“INDU”)	INDU	25%
Russell 2000® Index (“RTY”)	RTY	25%
* The initial component level for each basket component will be determined on the pricing date, and will be the closing level of the relevant basket component on the pricing date.
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		September 30, 2015
Original issue date:		October 5, 2015 (three business days after the pricing date)
Valuation dates:
March 30, 2017 (the “interim valuation date”) and September 28, 2018 (the “final valuation date”), each subject to adjustment for non-trading days and certain market disruption events, as described below.

Maturity date:		October 3, 2018
Automatic early redemption:
If the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $10 plus the premium, and no additional payment will be made on the securities.

Premium threshold value:		115% of the initial basket value
Premium:		$1.50 per security (15% of the stated principal amount)
Payment at maturity: (If the securities are not redeemed prior to maturity)
If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
If the final basket value is less than or equal to the initial basket value but greater than or equal to the buffer value,
     $10
If the final basket value is less than the buffer value,
$10 + [$10 × (basket return + 11.70%)]
This amount will be less than the stated principal amount. You will lose up to 88.30% of the principal amount if the final basket value is less than the buffer value.

Leverage factor:		105%
Basket return:		(final basket value – initial basket value) / initial basket value
Initial basket value:		Set equal to 100 on the pricing date
Buffer value:		88.30% of the initial basket value
Closing value of the basket:
The closing value of the basket on a trading day will be calculated as follows:
100 × [1 + (sum of the basket component return on that trading day multiplied by the respective component weighting for each basket component)]

Basket component return:		With respect to each basket component on a trading day, (closing level on that trading day – initial component level) / initial component level
Final basket value:		The closing value of the basket on the final valuation date
CUSIP/ISIN:		78013D797/US78013D7975
Listing:		The securities will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$	$	$
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.25 for each security that MSWM sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2)	Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.
The initial estimated value of the securities as of the date of this document is $9.4980 per $10.00 security, which is less than the price to public.  The pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date, which will not be more than $0.20 less than this amount.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

Investment in the securities involves certain risks.  See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the securities” in this document.
Prospectus Supplement dated April 30, 2015
Prospectus dated April 30, 2015
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Autocallable Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 (the “securities”) can be used:

▪
To provide an opportunity to earn an early redemption payment prior to maturity equal to $10 plus the premium, or 115% of the stated principal amount per security, if the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value.

And, if the securities are not redeemed prior to maturity:

▪	As an alternative to direct exposure to the basket that enhances returns for any potential positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a bullish scenario.

▪	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance of the basket.

The securities are exposed on a 1:1 basis to the negative performance of the basket beyond an 11.70% decline, with up to 88.30% of your principal at risk.

Maturity:	Approximately three years (if not automatically redeemed prior to maturity)

Premium threshold value:	115% of the initial basket value

Premium:	15% of the stated principal amount

Leverage factor:	105%

Buffer value:	88.30% of the initial basket value

Maximum payment at maturity:	None.

Minimum payment at maturity:	$1.17 per security (11.70% of the stated principal amount). Investors may lose up to 88.30% of the stated principal amount.

Coupon:	None

Component weighting:	Unequal, as set forth on the cover page.

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Key Investment Rationale

These securities if not redeemed prior to maturity, offer leveraged exposure to the performance of the basket.  In exchange for enhanced performance of 105% of the appreciation of the basket and a limited buffer against the negative performance of the basket, investors are exposed to the risk of losing up to 88.30% of their investment.  If the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value, the securities will be automatically redeemed for an amount per security equal to $10 plus the premium. If the securities are not redeemed prior to maturity, and if the value of the basket has increased from the pricing date to the final valuation date, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket.  However, at maturity, if the value of the basket does not change or has depreciated, (i) if the value of the basket is greater than or equal to the buffer value, investors will receive the stated principal amount of their investment, or (ii) if the value of the basket is less than the buffer value, investors will lose 1% for every 1% decline in the value of the basket by more than 11.70%, subject to the minimum payment at maturity.  Investors may lose up to 88.30% of their initial investment in the securities.

In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final basket value is greater than the initial basket value. Moreover, the payment upon automatic early redemption will be less than the payment at maturity you would receive for the same level of appreciation of the basket if the securities had not been automatically redeemed and instead remained outstanding until maturity.

Automatic Early Redemption
If the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value, the securities will be automatically redeemed for an amount in cash per security equal to $10 plus the premium.  No further payments will be made on the securities after they have been redeemed.

Leveraged Upside Performance	If the securities are not redeemed prior to maturity, the securities offer investors an opportunity to receive enhanced returns relative to a direct investment in the basket.
Buffer Feature
If the securities are not redeemed prior to maturity, even if the value of the basket has declined over the term of the securities, you will receive your stated principal amount, but only if the final basket value is greater than or equal to the buffer value.

Upside Scenario	If the securities are not redeemed prior to maturity and the value of the basket increases, we will pay at maturity the stated principal amount of $10 plus 105% of the basket return.
Par Scenario
If the securities are not redeemed prior to maturity and the value of the basket does not change or declines but the final basket value is greater than or equal to the buffer value, we will pay at maturity the stated principal amount of $10 per security.

Downside Scenario
If the securities are not redeemed prior to maturity and the value of the basket declines by more than 11.70%, we will pay at maturity less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value by more than 11.70%.(For example, if the value of the basket declines by 21.70%, we will pay $9.00, or 90% of the stated principal amount). The minimum payment at maturity is $1.17 per security.

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Additional Information

You should read this document together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which the securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and MSWM are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
•	Prospectus Supplement dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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How the Securities Work

Payoff Diagram: Payment at Maturity if No Automatic Early Redemption Occurs
The payoff diagram below assumes that the securities are not automatically redeemed prior to maturity and illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:

Stated principal amount:	$10 per security
Leverage factor:	105%
Buffer value:	88.30% of the initial basket value
Minimum payment at maturity:	$1.17 per security (11.70% of the stated principal amount)

Autocallable Buffered PLUS Payoff Diagram

How it works (if the securities are not redeemed prior to maturity)

▪
Upside Scenario.  If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 105% of the appreciation of the basket over the term of the securities.

▪	If the basket appreciates 2%, the investor would receive a 2.10% return, or $10.21 per security, or 102.10% of the stated principal amount.

▪
Par Scenario.  If the final basket value is less than or equal to the initial basket value but is greater than or equal to the buffer value, investors would receive the stated principal amount of $10 per security.

▪
Downside Scenario.  If the final basket value is less than the buffer value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket of more than 11.70%. The minimum payment at maturity is $1.17 per security.

▪	If the basket depreciates 31.70%, the investor would lose 20% of the investor’s principal and receive only $8.00 per security at maturity, or 80% of the stated principal amount.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F for its most recently completed fiscal year. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

▪
The securities do not pay interest and provide a minimum payment at maturity of only 11.70% of your principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 11.70% of your principal.  If the securities are not redeemed prior to maturity and the final basket value is less than the buffer value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket by more than 11.70%, and may be may be as low as $1.17 per security.

▪
Your potential return on the securities in connection with an early redemption is limited. If the securities are automatically redeemed, your potential return will be limited to the premium. If the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value, you will be repaid the stated principal amount of your securities and will receive the fixed premium, regardless of how significantly the closing value of the basket on the interim valuation date may exceed the premium threshold value. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the basket. In addition, the premium you receive upon any early redemption may be less than the return you could have achieved if the securities had not been automatically redeemed and you had been able to receive the payment at maturity.

▪
The term of the securities may be as short as approximately 18 months. If the closing value of the basket on the interim valuation date is greater than or equal to the premium threshold value, the securities will be automatically redeemed and you will receive no further payments on the securities. You may be forced to reinvest in a lower interest rate environment, and there is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to maturity. In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final basket value is greater than the initial basket value. Moreover, the payment upon an automatic early redemption will be less than the payment at maturity you would receive for the same level of appreciation in the basket if the securities had not been automatically redeemed and instead remained outstanding until maturity.

▪
The market price of the securities will be influenced by many unpredictable factors.  Many factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

▪	the value, volatility and dividend yield, as applicable, of the basket components and the securities represented by the basket components;

▪	interest and yield rates;

▪	exchange rates between the U.S. dollar and the relevant non-U.S. currencies in which the securities represented by the basket components are traded;

▪	time remaining to maturity;

▪	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the applicable international equities markets generally; and

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▪	any actual or anticipated changes in our credit ratings or credit spreads.

The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  You may receive less, and possibly significantly less, than the stated principal amount if you sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation dates.  The payment on the securities will be based on the closing levels of the basket components on the valuation dates, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation dates but then decreases on the valuation dates to a value that is less than the premium threshold value or the initial basket value, as applicable, the securities will not be automatically redeemed, and the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than the closing value of the basket on the valuation dates, the payment on the securities will be based solely on the closing value of the basket on the valuation dates.

▪
Changes in the levels of the basket components may offset each other. Movements in the levels of the basket components may not correlate with each other. At a time when the level of one basket component increases, the levels of the other basket components may not increase as much or may even decline. Therefore, in calculating the closing value of the basket and the payment on the securities, increases in the level of one basket component may be moderated, or more than offset, by lesser increases or declines in the levels of the other basket components. Furthermore, the basket components are not equally weighted. As a result, a percentage change in the level of the SX5E will have a greater impact on the basket value than will a similar percentage change in the levels of the other basket components.

▪
The initial estimated value of the securities will be less than the price to the public.  The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the securities, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time.  If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities.  These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities.  In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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▪
Our initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set.  The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.

▪
Adjustments to the basket components could adversely affect the value of the securities.  The sponsors of the Indices (the “index sponsors”) may add, delete or substitute the stocks represented by the basket components, or make other methodological changes. Further, the index sponsors may discontinue or suspend calculation or publication of the applicable Indices at any time. Any of these actions could affect the value of and the return on the securities, and whether they will be redeemed prior to maturity.

▪
We have no affiliation with the index sponsors and will not be responsible for any actions taken by them. We have no affiliation with the index sponsors, and they will not be involved in the offering of the securities. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the levels of the basket components. The index sponsors have no obligation of any sort with respect to the securities. Thus, they has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

▪
Investing in the securities is not equivalent to investing in the securities represented by the basket components.  Investing in the securities is not equivalent to investing in the securities represented by any basket component.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented by any basket component.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The SX5E includes equity securities issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability, and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

▪
The securities are subject to exchange rate risk.  Because securities represented by the SX5E are traded in euro, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and the euro.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the securities at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the U.S. dollar strengthens against the euro, the value of those securities may be adversely affected and the level of the SX5E may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
An investment in the securities is subject to risks associated in investing in stocks with a small market capitalization.  The RTY represents stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any relating hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Historical levels of the basket components should not be taken as an indication of their respective future levels during the term of the securities. The trading prices of the equity securities comprising the basket components will determine the level of the relevant basket component at any given time. As a result, it is impossible to predict whether the level of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

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Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket, the basket components, or the securities which they represent), including trading in those securities as well as in other related instruments.  Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component level of a basket component and, therefore, could increase the level at or above which that basket component must close on the interim valuation date so that the securities will be automatically redeemed or on the final valuation date so that investors do not suffer a significant loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation dates, could adversely affect the levels of the basket components on the valuation dates and, accordingly, whether the securities are redeemed prior to maturity and the amount of cash an investor will receive at maturity.

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Our business activities may create conflicts of interest.  We and our affiliates may engage in trading activities related to the basket components, the securities represented by the basket components that are not for the account of holders of the securities or on their behalf.  These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the securities.

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We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the basket components.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the basket components.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities represented by the basket components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities by us or one or more of our affiliates may affect the value of the basket and, therefore, the market value of the securities.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities, which may create a conflict of interest.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial component level, the closing value of the basket on the interim valuation date and whether the securities are redeemed prior to maturity, the final component level, and basket component return of each basket component, the final basket value, the basket return, and calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final component level in the event of a market disruption event or discontinuance of a basket component, may adversely affect the payout to you at maturity.

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Significant aspects of the tax treatment of the securities are uncertain.  The tax treatment of an investment in the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or automatic redemption and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Additional Terms of the securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Market disruption events:
With respect to any Index and any relevant successor index, a “market disruption event” means:

•     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the Index (or the relevant successor index) attributable to that security relative to (b) the overall level of the Index (or the relevant successor index), in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) has occurred:

•     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

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•     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•     a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:

•     a price change exceeding limits set by such exchange or market,

•     an imbalance of orders relating to such contracts, or

•     a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

•     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to an Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Postponement of a valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on a valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the closing level of each basket component for that valuation date, and as a result, the closing value of the basket, as follows:

•     The closing level of each basket component that is not an affected basket component will be its closing level on that valuation date.

•     The closing level of each basket component that is an affected basket component for that valuation date will be deemed to be the closing level of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the closing value the basket will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

If a valuation date is postponed under this section, any related required payment on the securities may be postponed by the same number of business days.

Discontinuation of/adjustments to the basket components:
If an index sponsor discontinues publication of the relevant Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing level of the Index on a valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the securities.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If an index sponsor discontinues publication of the relevant Index prior to, and that discontinuation is continuing on a valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that valuation date, then the calculation agent will determine the closing level of the Index for that date.  The closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.

If at any time the method of calculating an Index or a successor index, or the level thereof, is changed in a material respect, or if an Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the Index with reference to the Index or such successor index, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuation the publication of or modification of any Index or successor index, as applicable, may adversely affect the value of the securities.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
“Trading day” with respect a basket component means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising that basket component or the successor index and (ii) the exchanges on which futures or options contracts related to that basket component or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Default interest:
In the event we fail to make a payment following an automatic redemption or on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the payment at maturity, calculated as if the date of declaration of acceleration were the final valuation date.

Minimum ticketing size:	$1,000 / 100 securities

Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)          is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)        is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)        presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(v)         could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)         is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of securities:	Book-entry

Trustee:	The Bank of New York Mellon

Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
MSWM clients may contact their local MSWM branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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Information About the Basket Components

All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor.  Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to the basket components.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index.

The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the future performance of any basket component.

The EURO STOXX 50® Index

The SX5E was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.

Index Composition and Maintenance

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.”  The SX5E components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.

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Calculation of the SX5E

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:

SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares outstanding, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the securities.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the securities.  STOXX does not:

•	sponsor, endorse, sell, or promote the securities;

•	recommend that any person invest in the securities or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the securities;

•	have any responsibility or liability for the administration, management, or marketing of the securities; or

•	consider the needs of the securities or the holders of the securities in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX will not have any liability in connection with the securities.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the securities, the holders of the securities or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	the accuracy or completeness of the SX5E and its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the securities or any other third parties.

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The Dow Jones Industrial AverageSM

The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. Nine main groups of companies constitute the INDU, with the approximate sector weights of the INDU as of August 31, 2015 indicated in parentheses: Financials (20.22%); Industrials (18.82%); Consumer Services (15.28%); Technology (14.50%); Health Care (11.96%); Consumer Goods (8.96%); Oil & Gas (6.32%); Basic Materials (2.08%); and Telecommunications (1.86%).

Computation of the INDU

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “DJIASM” is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by us.  The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

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The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the INDU to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the securities into consideration in determining, composing or calculating the INDU.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU.  It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Russell 2000® Index

Russell Investments (“Russell”) began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the securities.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the securities.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the securities, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Information

While actual historical information on the basket will not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from September 18, 2010 through September 18, 2015.  The graph is based upon actual daily closing levels of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of September 17, 2010.

The other graphs below set forth the daily closing levels of the basket components for the period from January 1, 2011 through September 18, 2015. The tables below each graph set forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the basket components for each quarter in the same period.

We obtained the information below from Bloomberg Financial Markets, without independent verification.

You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on either valuation date.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The EURO STOXX 50® Index

Information as of market close on September 18, 2015:

Bloomberg Index Symbol:	SX5E	52 Week High (on 4/13/2015):	3,828.78
Current Index Level:	3,157.30	52 Week Low (on 10/16/2014):	2,874.65
52 Weeks Ago:	3,271.37

	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,626.85
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter (through September 18, 2015)	3,686.58	3,073.39	3,157.30

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Dow Jones Industrial AverageSM

Information as of market close on September 18, 2015:

Bloomberg Index Symbol:	INDU	52 Week High (on 5/19/2015):	18,312.39
Current Index Level:	16,384.58	52 Week Low (on 8/25/2015):	15,666.44
52 Weeks Ago:	17,265.99

	High	Low	Period End
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter	15,409.39	14,537.14	14,909.60
Third Quarter	15,676.94	14,776.13	15,129.67
Fourth Quarter	16,576.66	14,776.53	16,576.66
2014
First Quarter	16,530.94	15,372.80	16,457.66
Second Quarter	16,947.08	16,026.75	16,826.60
Third Quarter	17,279.74	16,368.27	17,042.90
Fourth Quarter	18,053.71	16,117.24	17,823.07
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter (through September 18, 2015)	18,120.25	15,666.44	16,384.58

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Russell 2000® Index

Information as of market close on September 18, 2015:

Bloomberg Index Symbol:	RTY	52 Week High (on 6/23/2015):	1,295.799
Current Index Level:	1,163.346	52 Week Low (on 10/13/2014):	1,049.303
52 Weeks Ago:	1,159.274

	High	Low	Period End
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1078.409	989.535	1073.786
Fourth Quarter	1163.637	1043.459	1163.637
2014
First Quarter	1208.651	1093.594	1173.038
Second Quarter	1192.964	1095.986	1192.964
Third Quarter	1208.150	1101.676	1101.676
Fourth Quarter	1219.109	1049.303	1204.696
2015
First Quarter	1266.373	1154.709	1252.772
Second Quarter	1295.799	1215.417	1253.947
Third Quarter (through September 18, 2015)	1273.328	1104.097	1163.346

September 2015

Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument.  Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would generally be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code, which very generally can operate to re-characterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the securities and proceeds from the sale of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the securities, may be treated as dividend equivalents.  However, this withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2016. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

September 2015

Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM.  RBCCM will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.25 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each security.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.

We expect that delivery of the securities will be made against payment for the securities on or about October 5, 2015, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 18 months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities, the return on which is linked to the performance of the basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this document, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each basket component, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the securities will be less than the price to the public” above.

September 2015

Autocallable Buffered PLUS Based on a Basket of Three Equity Indices, due October 3, 2018 Autocallable Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,”  unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in securities, you should consult your legal counsel.

September 2015